Exhibit 99.1

CONTACT:           (206) 622-4191

Ernie Johnson, CEO

Cutter & Buck Announces Quarterly Results

SEATTLE, March 9, 2006. /PR Newswire-FirstCall/ — Cutter & Buck Inc. (Nasdaq: CBUK) today announced results of its third quarter ended January 31, 2006.

For the quarter ended January 31, we had the following results:

	2006	2005
(in millions, except percentage and per share data)
Net Sales	$31.2	$24.2
Gross Profit	$13.8	$10.9
Gross Margin	44.1%	45.2%
Net Income (Loss)	$0.5	($0.4)
Earnings (Loss) Per Share	$0.04	($0.04)

For the nine months ended January 31, we had the following results:

	2006	2005
(in millions, except percentage and per share data)
Net Sales	$94.7	$91.7
Gross Profit	$42.8	$43.8
Gross Margin	45.3%	47.8%
Net Income	$3.5	$5.8
Earnings Per Share	$0.31	$0.51

Balance Sheet Summary:

	January 31, 2006	April 30, 2005	January 31, 2005
(in millions)
Cash and Short-Term Investments *	$21.6	$40.6	$43.8
Accounts Receivable	$18.6	$21.8	$12.7
Inventories	$27.8	$25.4	$28.9
Working Capital *	$62.4	$82.6	$80.1
Shareholders’ Equity *	$67.4	$87.9	$85.4

* Balances reflect the $14.7 million special cash dividend paid November 16, 2006 and the repurchase of $7.9 million of common stock since April 30, 2005.

Financial Results and Management Viewpoint:

Sales in the third quarter increased 29.0% year-over-year, driven by increases in all channels except our International sales channel while third quarter net income was $0.5 million compared to a net loss of $0.4 million in the prior year’s quarter. “We are very pleased with our results for the quarter,” said Doug Southern, Chairman of the Board. “We are beginning to see the results from our new product offerings and the entire organization’s implementation of our strategic plan.”

“The revenue growth in the third quarter reflects both sales of discontinued styles and the positive trends in our year-over-year Spring product placements,” said Ernie Johnson, Chief Executive Officer. “In the first two months of the quarter, sales increases in our two largest channels, golf and corporate, were driven primarily by the continued selling of our discontinued styles at discounted prices. This not only increased sales, albeit at a lower margin, but also reduced the amount of inventory we ultimately liquidated in January and February. Beginning in January, sales increases in these channels were attributable to our new Classics and Spring fashion product,” continued Johnson.

“We anticipate our sales in future quarters returning to predominately regular-priced shipments. Therefore, we believe our sales increases will normalize at a much more moderate growth rate,” said Johnson.

Third quarter sales in the corporate channel increased 15.7% over the previous year. As noted above, this increase was due largely to the sales of discontinued Classics styles and the introduction of the new Classics line. The new line includes a larger assortment of technical fabrications and women’s companion styles as compared to our previous lines.

Golf sales were up 14.5% for the quarter as compared to the prior year. “In January, we began to see the impact of our customers’ favorable response to our Spring fashion line. Sales of our ‘CB ProTec’ line of technical fabrications and our ‘Signature Classics’ line of refined knits exceeded our expectations,” said Johnson. “Based on customer feedback, we extended our shipping window for our fashion product in the golf channel from the end of April to the end of June. We believe this will result in a greater sales increase for Spring, but it will be realized through the first quarter of next fiscal year rather than primarily the fourth quarter of this year,” continued Johnson.

Sales increased 43.3% in the specialty retail channel driven by an increase in the specialty department store business and our Big & Tall customer base. The specialty department store sales reflected planned earlier deliveries of Spring product and an increase in our women’s Fashion sales. Sales in the international channel decreased 12.1% as we continue to shift that business from distributors to licensees. In the consumer direct channel, sales increased $1.7 million due to the consumer catalog that we launched in September 2005.

During the quarter, the gross margin was 44.1%, a 110 basis point decrease from the third quarter last year. Our sales of discontinued styles during the quarter were the primary reason for the decrease in gross margin. We expect to finish liquidating the remaining discontinued styles in the fourth quarter.

Operating expenses increased to $13.4 million in the third quarter compared to $11.7 million in the previous year’s quarter due to consumer catalog costs we did not incur last year. Excluding catalog costs, selling, general and administrative expenses were flat year-over-year.

Our balance sheet remains strong, with cash and investments totaling $21.6 million at the end of the quarter, with no debt. The cash balance reflects payment of the $14.7 million special dividend paid in November and $3.1 million of stock repurchases made during the quarter. During the quarter, free cash flow (defined as cash provided by operating activities less purchases of fixed assets) was a negative $0.2 million. Accounts receivable averaged 56 days’ sales outstanding during the quarter compared to 60 days for the same period last year.

Inventories were $27.8 million at the end of the quarter compared to $28.9 million at January 31, 2005. During the quarter ended January 31, 2006, inventories increased $2.8 million or 11%. As we noted last quarter, this seasonal increase was expected as we brought in our new expanded Classics line that is available on an “at once” basis throughout the year and our Spring Fashion line that primarily ships during the third and fourth quarters.

Quarterly Dividend, Special Cash Dividend and Stock Repurchase Programs

Cutter & Buck announced that its board of directors approved a $0.07 per share quarterly dividend. The quarterly dividend will be payable on April 7, 2006, to shareholders of record on March 23, 2006. In November, we paid a special cash dividend of $1.34 per share totaling $14.7 million.

During the third quarter, we repurchased 270,000 shares of our common stock at an average price of $11.58, for a total cost of $3.1 million. From the inception of our stock repurchase program through the end of January 2006, we have repurchased a total of approximately 923,000 shares of our common stock at an average price of $12.21 for a total of $11.3 million. At the end of the quarter, there was approximately $2.9 million remaining of the $14.2 million share repurchase authorization.

Company Reorganization

On March 7, 2006, the company announced the appointment of Ernie Johnson to the position of chief executive officer and to the Company’s board of directors and the appointments of Kaia Akre as president, Michael Gats as vice president and chief financial officer and Jon Runkel as vice president of global sourcing and distribution. These announcements were part of a reorganization resulting from the resignation of Tom Wyatt, and were designed to allow the company to continue to drive its consumer, products and marketing initiatives.

Final Comments

“Thanks to Tom Wyatt’s leadership, the company is well positioned for growth. The current management team is aligned with the strategic direction of the company and well positioned to execute that strategy. This is a strong and focused group that I am confident will continue to move the company forward,” concluded Southern.

Conference Call

Cutter & Buck invites investors to listen to a broadcast of the company’s conference call to discuss these matters. The conference call will be broadcast live over the Internet at 11:00 AM Eastern Time, 8:00 AM Pacific Time, March 9, 2006. To listen to the conference call, go to http://www.cutterbuck.com. At the website select “Investor Relations”. The call will be archived shortly after its completion and will be available on the web through May 6, 2006. The call can also be accessed at 1-800-642-1687, ID #5986105 through May 6, 2006.

Statements made in this news release that are not historical facts are forward-looking statements. Actual results may differ materially from those contained or projected in any forward-looking statements. There are a number of factors that could cause actual results to differ materially from those anticipated by any forward-looking statements. Those factors include, but are not limited to, the following:  the ability of the Company to control costs and expenses, costs associated with the upgrade and replacement of some of our computer systems, costs associated with our marketing initiatives, and costs associated with regulatory compliance; the potential outcome of pending and future audits by various taxing jurisdictions; the Company’s ability to maintain relationships with its sponsored professional golfers; relations with and performance of suppliers; the Company’s ability to carry out successful designs, effectively advertise and communicate with the marketplace, and penetrate its chosen distribution channels; the Company’s ability to appropriately price its products; the number of  golf rounds played, which may be impacted by severe weather-related disasters and the weather in general; competition; risks related to the timely performance of third parties, such as shipping companies, including risks of strikes or labor disputes involving these third parties; maintaining the integrity of the Company’s technology and information systems while enhancing and changing systems; identifying, attracting and retaining employees, including key management personnel; political and trade relations; changes in international trade quota systems for apparel; the overall level of consumer spending on apparel; global economic and political conditions, including impacts of disease and terrorism and responses thereto, including war. Under the Board’s remaining $2.9 million stock repurchase authorization, the company may repurchase all $2.9 million of its stock, or no further shares of its stock, or any amount in between, depending on the trading price of the company’s stock, market conditions, or for any other reason. Additional information on these and other factors, which could affect the Company’s financial results, are included in its Securities and Exchange Commission filings. Finally, there may be other factors not mentioned above, or included in the Company’s SEC filings that may cause actual results to differ materially from any forward-looking statements. You should not place undue reliance on any forward-looking statements. The Company assumes no obligation to update any forward-looking statements as a result of new information, future events, or developments, except as may be required by securities laws.

About Cutter & Buck

Cutter & Buck designs and markets upscale sportswear under the Cutter & Buck brand. The company sells its products primarily to golf and specialty retailers, corporations and international distributors and licensees. We also sell directly to end consumers through catalog and internet channels. Cutter & Buck products feature distinctive, comfortable designs, high quality materials and manufacturing, and rich detailing.

Table A: Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended		Nine Months Ended
	January 31,		January 31,
	2006	2005	2006	2005
(in thousands)
Net sales	$31,247	$24,220	$94,657	$91,657
Cost of sales	17,472	13,272	51,819	47,818
Gross profit	13,775	10,948	42,838	43,839

Operating expenses:
Selling, general and administrative	12,601	11,007	36,918	32,630
Depreciation	773	679	2,189	2,136
Restatement expenses	—	9	(648)	290
Total operating expenses	13,374	11,695	38,459	35,056
Operating income (loss)	401	(747)	4,379	8,783

Interest income (expense)
Interest income	312	222	965	475
Interest expense	—	(9)	(9)	(39)
Net interest income (expense)	312	213	956	436
Pre-tax income (loss)	713	(534)	5,335	9,219
Income tax expense (benefit)	232	(150)	1,861	3,438
Net income (loss)	$481	$(384)	$3,474	$5,781

Table B: Summary of Net Sales by Sales Channel

	Three Months Ended January 31,			Percent
	2006	2005	Decrease	Change
(in thousands, except percent change)
Corporate	$14,548	$12,578	$1,970	15.7%
Golf	5,008	4,375	633	14.5
Specialty Retail	5,859	4,090	1,769	43.3
Consumer Direct	2,405	753	1,652	219.4
International	754	858	(104)	(12.1)
Other	2,673	1,566	1,107	70.7
Total	$31,247	$24,220	$7,027	29.0%

	Nine Months Ended January 31,			Percent
	2006	2005	Decrease	Change
(in thousands, except percent change)
Corp orate	$42,285	$42,279	$6	0.0%
Golf	20,221	23,224	(3,003)	(12.9)
Sp ecialty Retail	20,222	17,762	2,460	13.8
Cons umer Direct	4,043	1,464	2,579	176.2
International	2,308	2,273	35	1.5
Other Total	5,578	4,655	923	19.8
Total	$94,657	$91,657	$3,000	3.3%

Table C: Condensed Consolidated Balance Sheets (unaudited, unless otherwise stated)

	January 31, 2006	April 30, 2005	January 31, 2005
		(audited)
(in thousands)
Assets
Current assets:
Cash and cash equivalents	$6,006	$11,752	$17,913
Short-term investments	15,622	28,831	25,840
Accounts receivable	18,577	21,814	12,711
Inventories	27,755	25,398	28,930
Other current assets	6,055	5,648	6,101
Total current assets	74,015	93,443	91,495

Furniture and equipment, net	6,345	6,734	6,408
Other assets	1,757	1,779	2,154
Total assets	$82,117	$101,956	$100,057

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$5,347	$3,077	$4,069
Accrued liabilities	6,303	7,631	7,112
Current portion of capital lease obligations	—	111	185
Total current liabilities	11,650	10,819	11,366

Other liabilities	3,069	3,262	3,331

Total shareholders’ equity:	67,398	87,875	85,360
Total liabilities and shareholders’ equity	$82,117	$101,956	$100,057

Table D: Condensed Consolidated Statements of Cash Flows (unaudited)

	Three Months Ended		Nine Months Ended
	January 31,		January 31,
	2006	2005	2006	2005
(in thousands)
Operating activities:
Net income (Loss)	$481	$(384)	$3,474	$5,781
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	787	707	2,230	2,259
Deferred income taxes	172	(24)	285	(24)
Tax benefit on exercise of stock options	5	863	194	863
Amortization of deferred compensation	25	11	72	11
Loss on fixed asset disposal	23	—	63	—
Changes in assets and liabilities:
Accounts receivable, net	934	6,505	3,237	9,791
Inventories, net	(2,771)	(5,297)	(2,357)	(6,992)
Income tax receivable	(273)	(1,792)	110	(1,591)
Prepaid expenses and other assets	(420)	(697)	(780)	(872)
Accounts payable, accrued liabilities and other liabilities	1,302	1,781	749	744
Net cash provided by operating activities	265	1,673	7,277	9,970

Investing activities:
Purchases of furniture and equipment	(480)	(804)	(1,904)	(2,377)
Purchases of short-term investments	(11,695)	(21,862)	(48,898)	(64,178)
Maturities of short-term investments	19,333	21,902	62,107	56,290
Net cash provided by (used in) investing activities	7,158	(764)	11,305	(10,265)

Financing activities:
Issuance of common stock	97	2,172	690	3,074
Payment of dividends	(15,416)	(769)	(16,975)	(2,069)
Repurchases of common stock	(3,128)	(930)	(7,932)	(2,029)
Principal payments under capital lease obligations	(19)	(158)	(111)	(483)
Net cash (used in) provided by financing activities	(18,466)	315	(24,328)	(1,507)

Net increase (decrease) in cash and cash equivalents	(11,043)	1,224	(5,746)	(1,802)
Cash and cash equivalents, beginning of period	17,049	16,689	11,752	19,715
Cash and cash equivalents, end of period	$6,006	$17,913	$6,006	$17,913